Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements listed below of YUM! Brands, Inc. and Subsidiaries (YUM) of our report dated February 18, 2014, with respect to the consolidated balance sheets of YUM as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders' equity for each of the fiscal years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, which report appears in the December 28, 2013 annual report on Form 10-K of YUM.

Description	Registration Statement Number

Form S-3

YUM! Direct Stock Purchase Program	333-46242
Debt Securities	333-188216

Form S-8

Restaurant Deferred Compensation Plan	333-36877, 333-32050
Executive Income Deferral Program	333-36955
YUM! Long-Term Incentive Plan	333-36895, 333-85073, 333-32046
SharePower Stock Option Plan	333-36961
YUM! Brands 401(k) Plan	333-36893, 333-32048, 333-109300
YUM! Brands, Inc. Restaurant General Manager
Stock Option Plan	333-64547
YUM! Brands, Inc. Long-Term Incentive Plan	333-32052, 333-109299, 333-170929

/s/ KPMG LLP
Louisville, Kentucky
February 18, 2014